Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 4th day of November, 2008, by and between, Disaboom, Inc., a Colorado corporation (the “Employer” or “Company”) and John Walpuck (the “Executive”) and amends and restates the Executive Employment Agreement previously entered into between the parties effective as of April 2, 2007 (the “Original Agreement”).

RECITALS

        WHEREAS, the Executive has agreed to assume additional responsibilities with the Company and the parties desire to amend and restate the terms of the Original Agreement.

        WHEREAS, in order to effect the foregoing, Employer and the Executive wish to enter into this Agreement on the terms and conditions set forth below.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree to amend and restate the Original Agreement as follows:

ARTICLE 1
TERM OF EMPLOYMENT

        1.1   Term.   The term of employment hereunder shall commence as of the effective day first written above and shall continue for a period of three years from that date (the “Initial Term”).

        1.2   Renewal; Non-Renewal Benefits to Executive.   At the end of the term of this Agreement, and on each anniversary thereafter, the term of Executive’s employment shall be automatically extended one additional year(each an “Additional Term”) unless at least 30 days prior to such anniversary, the Executive shall have delivered to the Employer written notice that the term of the Executive’s employment hereunder will not be extended. The Employer shall have the right to provide such non-renewal notice to Executive, on the same terms and conditions.

        1.3   Prior Agreements.   The Executive and Employer agree that the Original Agreement and any and all prior employment agreements and understandings between the Executive and Employer related to Executive’s employment be and hereby are cancelled and are of no further force or effect and that no amounts are due and owing to the Executive under any such agreement. Notwithstanding the foregoing the option agreement between the parties dated April 2, 2007 is not terminated or amended by this Agreement and shall continue in full force and effect.

ARTICLE 2
DUTIES OF THE EXECUTIVE

        2.1   Duties.   The Executive shall be employed with the titles of Chief Executive Officer, President, and interim Chief Financial Officer and with responsibilities and authorities as are customarily performed by such officers including, but not limited to those duties as may from time to time be assigned to Executive by the Board of Directors of Employer. Executive’s responsibilities and authorities for operating policies and procedures are subject to the general direction and control of the Board of Directors of the Company. Executive agrees and acknowledges that during the term of this Agreement the Company may retain a new Chief Financial Officer and that any change in Executive’s duties as a result of hiring such shall not be construed as a breach of this Agreement or in any way a change in duties reflecting a termination of the Executive.

        2.2   Extent of Duties.   Executive shall devote all of his working time, efforts, attention and energies to the business of the Employer.

ARTICLE 3
COMPENSATION OF THE EXECUTIVE

        3.1   Salary.   As compensation for services rendered under this Agreement, the Executive will receive an annual salary of $200,000 per year, which shall be his base compensation. Executive’s salary is payable in accordance with Employer’s normal business practices.

        3.2   Annual Bonus.   Executive shall also be eligible for an annual bonus equal to an amount as reviewed and approved by the Company’s Compensation Committee, which shall be based on the condition of Employer’s business and results of operations, the Compensation Committee’s evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Compensation Committee and/or the Board of Directors of the Employer. Any annual bonus shall be paid in the Compensation Committee’s and Board of Director’s discretion.

        3.3   Benefits.   Executive shall be entitled to vacation and holidays as customarily extended to executive employees. Executive shall be entitled to participate in all of Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

        3.4   Expenses.

                      a.        Executive shall be entitled to prompt reimbursement in accordance with Company policy for all reasonable expenses incurred by Executive in the performance of his duties hereunder.

                      b.        In addition to the base compensation, the Company shall pay Executive $2,850 per month as a housing and travel allowance. The parties agree and acknowledge that such allowance is subject to the review and adjustment (including a reduction or termination) by the Compensation Committee with such review to occur on the first anniversary date of this Agreement.

        3.5   Stock Options.   Upon execution of this Agreement, Executive and the Company shall concurrently execute an option agreement in the form of Exhibit A, evidencing the grant of an option to Executive to purchase 2,500,000 shares of Company common stock, in accordance with the terms set forth in the option agreement. During the term of Executive’s employment, Executive will be eligible to be considered by the Compensation Committee and the Board of Directors for the grant of additional options to purchase a number of shares of the Company’s common stock. The terms and conditions of such options, and the number of shares subject to such option, shall be determined by the Board of Directors in consultation with the Compensation Committee.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY

        4.1   During the term of this Agreement, the Executive may make passive investments in companies generally involved in the Internet industry in which the Company operates, subject to the terms of paragraph 4.3 hereof, and provided any such investment does not exceed a 5% equity interest, unless Executive obtains a consent to acquire an equity interest exceeding 5% by a vote of a majority of the directors.

        4.2   Except as provided in paragraphs 4.1 hereof, the Executive may not participate in any business or other areas of business in which the Company is engaged during the term of this Agreement except through and on behalf of the Company. The Parties agree and confirm that for the purposes of paragraph 4.3 below that the Company is currently engaged in the business of operating web sites that provide a community for people living with disabilities and provide certain services and products for such persons.

        4.3   During the term of this Agreement and for a period of two years after the termination of this Agreement, the Executive shall not own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is directly engaged in the type of business conducted by the Employer at the time this Agreement terminates. In the event of the Executive’s actual or threatened breach of this paragraph, the Employer shall be entitled to a preliminary restraining order and injunction restraining the Executive from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. Executive agrees that this two year restriction is reasonable in scope.

        4.4   Executive agrees that unless otherwise agreed to in writing between Executive and Employer, upon request or at the time of leaving the employ of Employer he will deliver to the Employer (and will not keep in his possession, recreate, or deliver to anyone else) any and all devices, books, records, files, forms, memoranda, letters, notes, notebooks, papers, agreements, customer and supplier lists and identities, customer information accounts, source codes, object codes, data, notes, reports, proposals, lists, correspondence, specifications, drawings, flow-charts, blueprints, sketches, materials, programs, equipment, other documents, writings, recordable electronic media and similar materials or property, or reproductions of any aforementioned items developed by him pursuant to his employment with Employer or otherwise belonging to the Employer, its successors, or assigns. Executive agrees that such property is the exclusive property of Employer.

        4.5   In the event that Executive leaves the employ of Employer, Executive hereby grants consent to written notification by Employer to his new employer about his rights and obligations under this Agreement. A copy of such written notification will be provided to Executive at the same time it is provided to his new employer.

        4.6   Executive agrees at all times during the term of his employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Employer, or to disclose, make known, divulge or communicate, directly or indirectly, to any person, firm, corporation or other entity without the prior written authorization of the Employer, any Confidential Information of the Employer. Executive understands that all Confidential Information is the sole and exclusive property of the Employer or of third parties whose rights the Employer wishes to protect. Executive will be vigilant in protecting all Confidential Information from disclosure to unauthorized persons and will comply with all rules and instructions of the Employer concerning the physical, intellectual, and electronic security of the Employer’s premises, property and records. Executive understands that “Confidential Information” means, without limitation, any Employer proprietary information, intellectual property, patents, trademarks, copyrights, technical data, trade secrets or know-how, including, but not limited to, research, methods, business plans, products, services, price lists, customer lists, customer information and customers (including, but not limited to, customers of the Employer on whom Employee called or with whom Employee became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, third party information or products, or other business information disclosed to Executive by the Employer either directly or indirectly, whether orally, in writing, or by drawings or observation of parts or equipment. Executive understands that the Board of Directors of Employer may from time to time reasonably designate as Confidential Information other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved.

        4.7   Executive recognizes that the Employer has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Employer’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any natural person, firm, or corporation or other entity or to use it except as necessary in carrying out his work for the Employer consistent with the Employer’s agreement with such third party.

        4.8   In the event of a breach or threatened breach by the Executive of the provisions of paragraphs 4.6 or 4.7 hereof, the Employer shall be entitled to an injunction (i) restraining the Executive from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that Executive deliver to Employer all information, documents, notes, memoranda and any and all other material as described above upon Executive’s leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

        4.9   In order to protect the Confidential Information of the Company and avoid injury to the Company, Executive agrees that fortwo years following the termination of Executive’s employment with the Company:

                      a.        Executive will not directly or indirectly solicit the customers or demonstrably prospective customers of the Company to purchase products or services which are reasonably deemed to be competitive with those of the Company;

                      b.        Executive will not directly or indirectly solicit or in any manner encourage employees of the Company to leave its employ, provided however that general advertising for employees is specifically excluded from this clause; and

                      c.        Executive will not accept employment from or with any company which is directly competitive with the Business of the Company. Executive specifically agrees that this paragraph 4.9.c will not place an undue burden on Executive and that Executive’s agreement to this paragraph 4.9.c will not significantly limit Executive’s employment opportunities and mobility.

                      d.        Executive agrees that these restrictions are reasonable in scope. If any of the provisions of this paragraph 4.9 are found by a court of competent jurisdiction to be invalid under the laws of the State of Colorado, then this paragraph shall be deemed enforceable to the maximum extent permissible under Colorado law.

ARTICLE 5
TERMINATION OF EMPLOYMENT

        5.1   Termination.    The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                      a.        By Executive. Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive by written notice to Employer:

                               1.        if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains un-dismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets;

                               2.        the sale by Employer of substantially all of its assets; or

                               3.        a decision by Employer to terminate its business and liquidate its assets.

                      b.        Death. This Agreement shall terminate upon the death of Executive.

                      c.        Disability. The Employer may terminate this Agreement upon the permanent disability of the Executive. Executive shall be considered disabled (whether permanent or temporary) if: (i) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Executive; or (ii) if no such policy is in effect, he is incapacitated to such an extent that he is unable to perform substantially all of his duties for Employer that he performed prior to such incapacitation.

                      d.        Cause. The Employer may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Employer shall have “Cause” to terminate the Executive’s employment hereunder upon the following: (i) the continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Employer and Executive fails to substantially perform in the 30 days following receipt of Employer’s demand; or (ii) misconduct by the Executive which is materially injurious to the Employer, monetarily or otherwise; or (iii) the willful violation by the Executive of the provisions of this Agreement. For purposes of this Section, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief by him that his action or omission was in the best interest of the Employer.

        5.2   Notice of Termination.   Any termination of the Executive’s employment by the Employer or by the Executive (other than termination pursuant to subsection 5.1.b above) shall be communicated by written Notice of Termination to the other party.

        5.3   Date of Termination.   “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated for Cause, the date on which a Notice of Termination is received by the Executive; and (iii) if the Executive’s employment is terminated for any other reason stated above, the date specified in a Notice of Termination by Employer or Executive, which date shall be no less than 30 days following the date on which Notice of Termination is given.

        5.4   Compensation Upon Termination.

                      a.        Following the termination of this Agreement pursuant to paragraph 5.1.a hereof, the Executive shall be entitled to compensation only through the Date of Termination.

                      b.        Following the termination of this Agreement pursuant to paragraph 5.1.b hereof, Employer shall pay to Executive’s estate the compensation which would otherwise be payable to Executive to the end of the month in which his death occurs. This payment shall be in addition to life insurance benefits, if any, paid to Executive’s estate under policies for which the Employer pays all premiums and Executive’s estate is the beneficiary.

                      c.        In the event of permanent disability of the Executive as described in paragraph 5.1.c hereof, if Employer elects to terminate this Agreement, Executive shall be entitled to receive compensation and benefits through the Date of Termination; any such payment, however, shall be reduced by disability insurance benefits, if any, paid to Executive under policies (other than group policies) for which Employer pays all premiums and Executive is the beneficiary.

                      d.        If Executive is terminated by Employer for any reason other than Death, Disability or Cause as set forth in this Article 5, then:

                               1.        Executive shall be entitled to a severance payment equal to three months of his salary under this Agreement, plus for each full calendar month of service performed by Executive under this Agreement, the severance payment owed to Executive shall increase by one additional month of his salary; provided, however that in no event shall Executive be entitled to a severance payment in excess of six months of his salary. The parties agree that any severance payment will be calculated based upon the base salary paid to Executive under this Agreement under paragraph 3.1 hereof, and the allowance provided under paragraph 3.4b hereof shall not be included in the calculation of any severance paid to Executive.

                               2.        Notwithstanding paragraph d(1) above, in no event will Executive be entitled to a severance payment greater than the salary due under the remaining period of the Initial Term or the Additional Term, as applicable.

        5.5   Remedies.   Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Executive may be entitled, either at law, equity, or under this Agreement.

ARTICLE 6
INDEMNIFICATION

        6.1   To the fullest extent permitted by applicable law, Employer agrees to indemnify, defend and hold Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of Employer or its employees, including Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of Employer or any affiliate of Employer. To the fullest extent permitted by applicable law, Employer shall advance to Executive expenses of defending any such action, claim or proceeding. However, Employer shall not indemnify Executive or defend Executive against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Executive. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE 7
GENERAL PROVISIONS

        7.1   Governing Law.   This Agreement shall be governed by and construed in accordance with the lawsof the State of Colorado.

        7.2   Arbitration.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

        7.3   Entire Agreement.   This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

        7.4   Successors and Assigns.   This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

        7.5   Notices.   For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Executive:	John Walpuck 3333 E. Bayaud Ave., Apt 617 Denver, CO 80209 Phone: 720-921-5912

Employer:	Disaboom, Inc. Attn: Compensation Committee Chair 7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO 80111 Phone: 720-407-6530

With a copy to:	Theresa M. Mehringer, Esq. Burns, Figa & Will, P.C. 6400 South Fiddlers Green Circle, Suite 1000 Greenwood Village, CO 80111 Phone: 303-796-2626

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        7.6   Severability.   If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

        7.7   Section Headings.   The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

        7.8   Survival of Obligations.   Termination of this Agreement for any reason shall not relieve Employer or Executive of any obligation accruing or arising prior to such termination.

        7.9    Amendments.   This Agreement may be amended only by written agreement of both Employer and Executive.

        7.10   Fees and Costs.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

        IN WITNESS WHEREOF, Employer and Executive enter into this Executive Employment Agreement effective as of the date first set forth above.

DISABOOM, INC. - "EMPLOYER"

By: /s/ Patrick Templeton Patrick Templeton, Director and Chairman of the Compensation Committee

John Walpuck - "EXECUTIVE"

Signed /s/ John Walpuck John Walpuck, Individually